Exhibit 99.3

American Tire Distributors Holdings, Inc.

Unaudited Pro Forma Condensed Combined Financial Information

On March 28, 2014, American Tire Distributors, Inc (“ATDI”), a direct wholly-owned subsidiary of American Tire Distributors Holdings, Inc. (“Holdings” or the “Company”), completed its acquisition of Terry’s Tire Town Holdings, Inc., an Ohio corporation (“Terry’s Tire”). The Terry’s Tire acquisition was completed pursuant to a Stock Purchase Agreement entered into on February 17, 2014 (the “Stock Purchase Agreement) between ATDI and TTT Holdings, Inc., a Delaware corporation (“TTT Holdings”). TTT Holdings owns all of the capital stock of Terry’s Tire. TTT Holdings has no significant assets operations other than its ownership of Terry’s Tire. The operations of Terry’s Tire and its subsidiaries constitute the operations of TTT Holdings. Terry’s Tire and its subsidiaries are engaged in the business of purchasing, marketing, distributing and selling tires, wheels and related tire and wheel accessories on a wholesale basis to tire dealers, wholesale distributors, retail chains, automotive dealers and others, retreading tires and selling retread and other commercial tires through commercial outlets to end users and selling tires directly to consumers via the internet.

The Terry’s Tire acquisition closed for an aggregate purchase price of approximately $378.1 million (the “Terry’s Tire Purchase Price”), consisting of cash consideration of approximately $363.4 million, contingent consideration of $12.5 million and non-cash consideration for debt assumed of $2.2 million. The cash consideration paid for the Terry’s Tire acquisition included estimated working capital adjustments and a portion of consideration contingent on certain events achieved prior to closing. The Terry’s Tire Purchase Price is subject to certain post-closing adjustments, including but not limited to, working capital adjustments. The cash consideration paid for the Terry’s Tire acquisition was funded by a combination of borrowings under a new senior secured term loan facility, as more fully described below, and borrowings of approximately $72.5 million under Holdings’ existing U.S. ABL Facility.

In connection with the consummation of the Terry’s Tire acquisition, on March 28, 2014, ATDI entered into a credit agreement that provided for a senior secured term loan facility in the aggregate principal amount of $300.0 million (the “Term Loan”). The Term Loan was issued at a discount of 0.25% which, combined with certain debt issuance costs paid at closing, resulted in net proceeds of approximately $290.9 million. The Term Loan will accrete based on an effective interest rate of 6% to an aggregate accreted value of $300.0 million, the full principal amount at maturity.

The unaudited pro forma condensed combined financial information herein is based upon the historical consolidated financial statements of the Company, The Hercules Tire & Rubber Company (“Hercules”) and Terry’s Tire and has been prepared to illustrate the effects of the Terry’s Tire acquisition. The Company, Hercules and Terry’s Tire all have different fiscal year ends. The Company’s fiscal year is based on either a 52- or 53 week period ending on the Saturday closest to each December 31 while Hercules fiscal year ends on October 31 and Terry’s Tire fiscal year ends on December 31. Accordingly, the unaudited pro forma condensed combined balance sheet as of December 28, 2013 combines the Company’s historical audited consolidated balance sheet as of December 28, 2013 with Hercules’ historical audited consolidated balance sheet as of October 31, 2013 and Terry’s Tire historical audited consolidated balance sheet as of December 31, 2013. The unaudited pro forma condensed combined balance sheet as of December 28, 2013 gives effect to the Hercules and Terry’s Tire acquisitions as if they had occurred on December 28, 2013, and includes only factually supportable adjustments that are directly attributable to the acquisitions of Hercules and Terry’s Tire regardless of whether they have a continuing impact or are nonrecurring. The unaudited pro forma condensed combined statement of operations for the year ended December 28, 2013 combines the Company’s historical audited consolidated statement of operations for the year ended December 28, 2013 with Hercules’ historical audited consolidated statement of operations for the year ended October 31, 2013 and Terry’s Tire historical audited consolidated statement of operations for the year ended December 31, 2013. The unaudited pro forma condensed combined statement of operations for the year ended December 28, 2013 gives effect to the acquisitions of Hercules and Terry’s Tire as if they had occurred on December 30, 2012 (the first day of the Company’s 2013 fiscal year), and includes only factually supportable adjustments that are directly attributable to the acquisitions and expected to have a continuing effect.

The Terry’s Tire acquisition has been accounted for using the acquisition method of accounting in accordance with current accounting guidance for business combinations and non-controlling interest. As a result, the total purchase price has been preliminarily allocated to the net tangible and intangible assets acquired and liabilities assumed of Terry’s Tire based on their estimated fair values. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed is recognized as goodwill. The preliminary allocation reflects management’s best estimates of fair value, which are based on key assumptions of the acquisition, including prior acquisition experience, benchmarking of similar acquisitions and historical data. In addition, portions of the preliminary allocation are dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Upon completion of detailed valuation studies and the final determination of fair value, the Company may make additional adjustments to the fair value allocation, which may differ significantly from the valuations set forth in the unaudited pro forma condensed combined financial information.

As part of the acquisition of Terry’s Tire, the Company acquired Terry’s Tire’s commercial and retread businesses. As the Company’s core business does not include commercial and retread operations, the Company decided that it would divest of these businesses. As it is management’s intention to divest the commercial and retread businesses during fiscal 2014 and as all held for sale criteria has been met, pro forma adjustments have been made to reclassify the historical assets and liabilities of the commercial and retread businesses as held for sale in the accompanying unaudited pro forma condensed combined balance sheet. In addition, pro forma adjustments have been made to reclassify the historical operating results of both the commercial and retread businesses from continuing operations, as historically presented, to discontinued operations in the accompanying unaudited pro forma condensed combined statement of operations.

The unaudited pro forma condensed combined statement of operations is based on estimates and assumptions, which have been made solely for the purposes of developing such pro forma information. Pro forma adjustments arising from the Terry’s Tire acquisition are derived from the estimated fair value of the assets acquired and liabilities assumed included in the preliminary purchase price allocation. The unaudited pro forma condensed combined statement of operations also includes certain purchase accounting adjustments such as increased amortization expense on acquired intangible assets, changes in interest expense on the debt incurred to complete the Terry’s Tire acquisition and debt repaid at the closing of the acquisition as well as the tax impacts related to these adjustments. The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable. For additional information relating to the Hercules pro forma adjustments, refer to the Company’s Form 8-K/A filed with the Securities and Exchange Commission (“SEC”), on April 11, 2014.

The unaudited pro forma condensed combined financial information has been presented for information purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the business combination been completed as of the dates indicated, nor is it necessarily indicative of the future operating results or financial position of the combined company. As a result, they do not reflect future events that may occur after the acquisition, including the potential realization of any cost savings from operating efficiencies, synergies, restructuring or any other costs relating to the integration of the two companies. Therefore, the actual amounts recorded as of the date of the Terry’s Tire acquisition and thereafter may differ from the information presented herein.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the:

•	The Current Report on Form 8-K filed with the SEC on March 31, 2014, as amended by Current Report on Form 8-K/A Amendment No. 1 (the “Form 8K/A”) of which these unaudited pro forma condensed combined financial statements are included as Exhibit 99.3;

•	Accompanying notes to these unaudited pro forma condensed combined financial statements;

•	Holdings’ audited consolidated financial statements, including the related notes thereto contained in Holdings’ Annual Report on Form 10-K for the fiscal year ended December 28, 2013;

•	Separate audited consolidated financial statements of TTT Holdings for the years ended December 31, 2013 and 2012, included in Exhibit 99.1 of this report;

•	Separate audited consolidated financial statements of TTT Holdings for the years ended December 31, 2012 and 2011, included in Exhibit 99.2 of this report;

•	Separate audited consolidated financial statements of Hercules for the years ended October 31, 2013 and 2012 included as Exhibit 99.1 in the Company’s Form 8-K/A Amendment No. 1 filed with the SEC on April 11, 2014; and

•	Separate audited consolidated financial statements of Hercules for the years ended October 31, 2012 and 2011 included as Exhibit 99.2 in the Company’s Form 8-K/A Amendment No. 1 filed with the SEC on April 11, 2014.

American Tire Distributors Holdings, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 28, 2013

(In Thousands of US Dollars)

	Historical			Pro Forma Adjustments				Pro Forma
	Holdings	Hercules	Terry’s Tire	Hercules (1)		Terry’s Tire		Combined
ASSETS
Current assets:
Cash and cash equivalents	$35,760	$5,831	$4,390	$—		$50	(B)	$46,031
Accounts receivable, net	305,247	95,475	64,896	—		(318	)(B)	465,300
Inventories	772,733	135,268	92,525	18,674		12,457	(C)
						203	(D)
						(2,485	)(B)	1,029,375
Deferred income taxes	15,719	4,054	—	(7,283)		4,875	(E)	17,365
Assets held for sale	910	—	—	—		3,589	(B)	4,499
Other current assets	20,053	4,452	2,273	—		(15	)(B)	26,763

Total current assets	1,150,422	245,080	164,084	11,391		18,356		1,589,333

Notes receivable	—	—	251	—		(251	)(F)	—
Property and equipment, net	147,856	24,969	8,218	5,560	(A)	(820	)(B)	185,783
Goodwill	504,333	704	44,396	(704)		(44,396	)(G)
				55,709	(A)	112,059	(H)	672,101
Other intangible assets, net	713,294	6,324	86,936	(6,324)		(86,936	)(G)
				152,000		201,000	(I)	1,066,294
Other assets	43,421	3,792	894	(480)		251	(F)
				1,090		(1	)(B)
				—		(603	)(L)
				—		9,454	(J)	57,818

Total assets	$2,559,326	$280,869	$304,779	$218,242		$208,113		$3,571,329

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$563,691	$96,582	$115,811	$—		$(371	)(B)	$775,713
Accounts payable settlement arrangements	—	5,657	—	—		—		5,657
Accrued expenses	47,723	16,459	8,797	(3,200)		779	(F)
				(332)		12,500	(K)	85,199
				2,498		(25	)(B)
Liabilities held for sale	—	—	—	—		396	(B)	396
Fair value of interest rate swap	—	—	779	—		(779	)(F)	—
Bank line of credit	—	97,380	—	(97,380)		—		—
Short-term not payable	—	—	1,407	—		(1,407	)(F)	—
Current maturities of long-term debt	564	4,570	7,006	(3,640)		1,407	(F)
						(467	)(M)
						(6,429	)(L)	3,011

Total current liabilities	611,978	220,648	133,800	(102,054)		5,604		869,976

Long-term debt	966,436	8,615	91,479	(4,160)		(90,663	)(L)
				332		(187	)(M)
				221,063		299,250	(N)
				(298)		75,821	(O)
				43,346		—		1,611,034
Deferred income taxes	270,576	4,761	—	58,694	(A)	—		334,031
Other liabilities	17,362	—	—	—		—		17,362
Commitments and contingencies
Stockholders’ equity:
Common stock	—	57,442	—	(57,442)		—		—
Additional paid-in capital	758,972	—	92,116	50,000		(92,116	)(P)	808,972
Note receivable from stockholder	—	—	(787)	—		787	(P)	—
Accumulated (deficit) earnings	(56,898)	(10,217)	(11,829)	10,217		11,829	(P)
				(1,836)		(2,212	)(Q)	(60,946)
Accumulated other comprehensive income (loss)	(9,100)	(380)	—	380		—		(9,100)

Total stockholders’ equity	692,974	46,845	79,500	1,319		(81,712)		738,926

Total liabilities and stockholders’ equity	$2,559,326	$280,869	$304,779	$218,242		$208,113		$3,571,329

See accompanying notes to unaudited pro forma condensed combined financial information.

(1) See Note 1 for information on Hercules’ pro forma adjustments

American Tire Distributors Holdings, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Fiscal Year Ended December 28, 2013

(In Thousands of US Dollars)

	Historical			Pro Forma Adjustments				Pro Forma
	Holdings	Hercules	Terry’s Tire	Hercules (1)		Terry’s Tire		Combined
Net sales	$3,839,269	$602,921	$502,194	$—		$(23,645	)(S)	$4,920,739
Cost of goods sold, excluding depreciation included in selling, general and administrative expenses below	3,188,409	496,068	420,952	—		(18,641	)(S)
						4,374	(D)	4,091,162
Selling, general and administrative expenses	574,987	89,711	83,233	14,906		15,820	(T)
				697	(R)	(4,513	)(S)
				(833)				774,008
Transaction expenses	6,719	—	—	—		—		6,719

Operating income (loss)	69,154	17,142	(1,991)	(14,770)		(20,685)		48,850
Other income (expense):
Interest expense, net	(74,284)	(6,396)	(9,853)	5,269		9,719	(U)
				(833)		(22,455	)(V)
				(28,298)		—		(127,131)
Other, net	(5,172)	(1,952)	—	—		—		(7,124)

Income (loss) from continuing operations before income taxes	(10,302)	8,794	(11,844)	(38,632)		(33,421)		(85,405)
Income tax provision (benefit)	(3,945)	3,209	(15)	(15,067	)(R)	(1	)(S)
						(4,604	)(W)
						(13,034	)(X)	(33,457)

Net income (loss) from continuing operations	$(6,357)	$5,585	$(11,829)	$(23,565)		$(15,782)		$(51,948)

See accompanying notes to unaudited pro forma condensed combined financial information.

(1) See Note 1 for information on Hercules’ pro forma adjustments

American Tire Distributors Holdings, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1. Basis of Presentation

On March 28, 2014, Holdings completed its acquisition of Terry’s Tire for approximately $378.1 million, subject to post-closing working capital adjustments. The acquisition was accounted for under the acquisition method of accounting in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), with Holdings treated as the accounting acquirer. Under the acquisition method of accounting, substantially all of Terry’s Tire’s assets acquired and liabilities assumed in the transaction were recorded by Holdings at their acquisition date fair values while transaction costs associated with the transaction were expensed as incurred.

On January 31, 2014, Holdings acquired Hercules. These unaudited pro forma condensed combined financial statements were prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of the SEC Regulation S-X, and present the pro forma financial position and results of operations of the combined companies based upon the historical information after giving effect to the acquisitions of Terry’s Tire and Hercules and adjustments described in these footnotes. The unaudited pro forma condensed combined balance sheet is presented as if the acquisitions of Terry’s Tire and Hercules had occurred on December 28, 2013 and the unaudited pro forma condensed combined statement of operations for the year ended December 28, 2013 is presented as if the acquisitions of Terry’s Tire and Hercules had occurred on December 30, 2012. In addition, certain amounts in the Terry’s Tire consolidated financial statements have been reclassified to conform to the Company’s basis of presentation. For additional information relating to the Hercules pro forma adjustments, refer to the Company’s Form 8-K/A filed with the SEC, on April 11, 2014.

2. Preliminary Estimated Purchase Price Allocation

The Terry’s Tire acquisition has been accounted for using the acquisition method of accounting in accordance with current accounting guidance for business combinations and non-controlling interest. As a result, the total purchase price has been preliminarily allocated to the net tangible and intangible assets acquired and liabilities assumed of Terry’s Tire based on their estimated fair values. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed is recognized as goodwill. The preliminary allocation of the purchase price, as if the acquisition occurred on December 28, 2013, is as follows:

In thousands
Cash	$4,440
Accounts receivable	64,578
Inventory	102,700
Assets held for sale	3,589
Deferred income taxes	4,875
Other current assets	2,258
Property and equipment	7,398
Intangible assets	201,000
Other assets	541

Total assets acquired	391,379
Accounts payable	115,440
Accrued and other liabilities	9,551
Liabilities held for sale	396
Deferred income taxes	—

Total liabilities assumed	125,387
Net assets acquired	265,992
Goodwill	112,059

Purchase price allocation	$378,051

The accounting for the Terry’s Tire acquisition is based on currently available information and is considered preliminary. In addition, portions of the preliminary allocation are dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement, including the valuation for property and equipment. Upon completion of detailed valuation studies and the final determination of fair value, the Company may make additional adjustments to the fair value allocation, which may differ significantly from the valuations presented in these unaudited pro forma condensed combined financial statements.

3. Pro Forma Adjustments

Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The following is a summary of pro forma adjustments reflected in the unaudited pro forma condensed combined balance sheet. These adjustments are based on preliminary estimates, which may change as additional information is obtained:

(A)	Reflects an adjustment to Hercules’ property and equipment, net to its estimated fair market value based on the completion of a third-party valuation of $5.6 million as well as the related estimated deferred tax liability of $1.8 million based upon a statutory tax rate of 39.0%, which differs from Holdings effective tax rate of 39.6%, and the corresponding decrease in goodwill of $3.8 million. For additional information relating to the remaining Hercules pro forma adjustments, refer to the Company’s Form 8-K/A filed with the SEC, on April 11, 2014.

(B)	Reflects the reclassification of the historical financial position of Terry’s Tire’s commercial and retread businesses to assets and liabilities held for sale.

(C)	Reflects an adjustment to Terry’s Tire’s inventory to its estimated fair market value, which is the estimated selling price less the sum of (a) costs of disposal and (b) a reasonable profit margin for completing the selling effort. The unaudited pro forma condensed combined statement of operations does not reflect the impact on cost of goods sold of an increase of $12.5 million of this estimated purchase accounting adjustment; this amount is directly related to the Terry’s Tire acquisition and is not expected to have a continuing impact on Holdings’ operations.

(D)	Represents an adjustment to Terry’s Tire’s historical consolidated financial statements to conform to the Company’s accounting policy for inventory valuation using the first-in, first-out (“FIFO”) method.

(E)	Reflects the estimated deferred tax effect related to the pro forma adjustment for the preliminary estimated fair market value of the contingent consideration liability based upon a statutory tax rate of 39.0%, which differs from Holdings effective tax rate of 39.6%.

(F)	Reflects the reclassification of certain amounts in Terry’s Tire’s historical consolidated financial statements to conform to the Company’s basis of presentation.

(G)	Represents the elimination of Terry’s Tire’s pre-acquisition goodwill of $44.4 million and $86.9 million of other identifiable intangible assets, net.

(H)	Reflects the excess of the purchase price over the preliminary fair value of identified assets acquired and liabilities assumed (See Note 2). The goodwill will not be amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment exists. In the event management determines the fair value of the goodwill becomes impaired, Holdings will incur a charge for the amount of the impairment during the period in which the determination was made. The $112.1 million of goodwill is attributable to the workforce of the acquired business, strategic opportunities and synergies that are expected to arise from the acquisition of Terry’s Tire. The goodwill is expected to be deductible for tax purposes.

(I)	Reflects the estimated fair value of a finite-lived customer list intangible asset based upon a preliminary valuation analysis for the purpose of these unaudited pro forma condensed combined financial statements. The Company utilized the excess earnings method, a derivation of the income approach, to determine the fair value of the customer list intangible asset. The estimated useful life of the customer list intangible asset is eighteen years.

(J)	Reflects the capitalization of deferred financing costs incurred in connection with the Term Loan. These costs are deferred and recognized over the life of the Term Loan; see (V) below. Approximately $8.4 million of deferred financing costs reduced the proceeds received from the Term Loan and approximately $1.1 million were financed by borrowings under the U.S. ABL Facility.

(K)	Represents the estimated fair value of a contingent consideration liability related to the retention of certain key members of management as employees of the Company and to securing the rights to continue to distribute certain tire brands previously distributed by Terry’s Tire. The fair value was estimated using a discounted cash flow technique with significant inputs that are not observable, including discount rates and probability-weighted cash flows.

(L)	Reflects the elimination of Terry’s Tire’s current and long-term debt that was not assumed with the acquisition. In addition, reflects the elimination of $0.6 million of Terry’s Tire’s net deferred financing costs associated with these debt instruments.

(M)	Represents an adjustment to record debt assumed in conjunction with the acquisition of Terry’s Tire at its estimated fair value.

(N)	Represents the additional debt to finance a portion of the Terry’s Tire acquisition, in the form of the Term Loan. The aggregate principal amount of the Term Loan is $300.0 million. The Term Loan was issued at a discount of 0.25% from the principal amount.

(O)	As of the acquisition date, the Company increased its outstanding balance under its U.S. ABL Facility by $75.8 million. These proceeds were used to fund a portion of the acquisition and to pay transaction costs of approximately $3.3 million.

(P)	Represents the elimination of Terry’s Tire’s historical stockholders’ equity.

(Q)	Reflects the payment of transaction costs of $2.2 million incurred subsequent to December 28, 2013, related to the acquisition of Terry’s Tire, which were funded by the Company’s U.S. ABL Facility. The impact of the transaction costs have not been reflected in the unaudited pro forma condensed combined statement of operations since these costs are directly related to the acquisition and are nonrecurring in nature.

Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments

The following is a summary of pro forma adjustments reflected in the unaudited pro forma condensed combined statement of operations. These adjustments are based on preliminary estimates, which may change as additional information is obtained:

(R)	Represents $0.7 million for the estimated depreciation expense related to the step-up in fair market value of Hercules’ property and equipment, net, discussed in (A) above, and the related income tax effects of this adjustment using a combined federal and state statutory income tax rate of 39.0%. For additional information relating to the remaining Hercules pro forma adjustments, refer to the Company’s Form 8-K/A filed with the SEC, on April 11, 2014.

(S)	Reflects the reclassification of the operating results for Terry’s Tire’s commercial and retread businesses from continuing operations, as historically presented, to discontinued operations

(T)	Represents $26.0 million for the estimated amortization of the finite-lived customer list intangible asset on an accelerated basis, discussed in (I) above, based upon the preliminary valuation and estimated useful lives. The estimated useful lives have been determined based upon various accounting studies, historical acquisition experience, economic factors and future cash flows. This adjustment is also net of $10.2 million for the reversal of the amortization of identifiable intangible assets as previously recorded by Terry’s Tire that has been eliminated.

(U)	Represents the reversal of the interest expense recognized by Terry’s Tire, including amortization of deferred financing costs, related to Terry’s Tire’s debt that was not assumed by Holdings and paid-off in conjunction with the acquisition.

(V)	Represents the estimated increase in interest expense associated with the issuance of the Term Loan and the incremental borrowings incurred on the Company’s U.S. ABL Facility, both of which were used to finance the Terry’s Tire acquisition. In addition, the incremental amortization of deferred financing costs was included to determine the total increase in interest expense.

The estimated increase in interest expense is calculated as follows:

In thousands
Interest expense on Term Loan (1)	$17,377
Increase in interest expense on U.S. ABL Facility (2)	2,641
Amortization of the original issue discount related to the Term Loan	168
Amortization of deferred financing costs related to the Term Loan	2,269

Net adjustment	$22,455

(1)	Represents additional interest expense related to the $300.0 million Term Loan used to finance a portion of the Terry’s Tire acquisition, based on the current variable interest rate of 5.8%.
(2)	Represents additional interest expense related to the $75.8 million of incremental borrowings incurred on the Company’s U.S. ABL Facility used to finance a portion of the Terry’s Tire aquisition. The Company used the weighted-average interest rate of 3.5% for the fiscal year ended December 28, 2013 to calculate the estimated increase in interest expense related to incremental borrowings under the U.S. ABL Facility.

A 0.125% change to interest rates on the Company’s Term Loan and U.S. ABL Facility would result in a change in pro forma interest expense of approximately $0.5 million for the year ended December 28, 2013.

(W)	Represents an adjustment to Terry’s Tire’s historical consolidated financial statements to conform to the Company’s accounting policy for income taxes using a combined federal and state statutory income tax rate of 39.0%. This rate is an estimate and does not take into account future tax strategies that may apply to the combined Company.

(X)	Represents the income tax effect of the pro forma adjustments using a combined federal and state statutory income tax rate of 39.0%. This rate is an estimate and does not take into account future tax strategies that may apply to the combined Company